RELEASE AND INDEMNIFICATION AGREEMENT

This Release and Indemnification Agreement (this “Agreement”) is made this 13th day of March, 2006, by and between Robert Tarini (“Executive”), a resident of the State of Rhode Island, and Technest Holdings, Inc., and its subsidiaries and affiliates (collectively, the “Company”). The signatories to this Agreement will be referred to jointly as the “Parties.”

Preamble

WHEREAS, Executive served the Company as its Chief Executive Officer and Director  commencing on February 14, 2005; and

WHEREAS, in conjunction with certain agreements made between the Company and Markland Technologies, Inc., a Florida corporation, Executive resigned, effective March 13, 2006, his positions with the Company; and

WHEREAS, the Parties wish to compromise and settle any claims or causes of action Executive might have arising from his employment or the cessation of his employment with the Company;

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0  Settlement

1.1  Executive’s service  with the Company will terminate effective March 13, 2006 (the “Termination Date”).

3.0  Confidentiality and Non-Solicitation/Non-Competition

3.1  Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that he will not at any time use, divulge or convey any secret or confidential information, knowledge or data of the Company, which he obtained during the course of his service with the Company (except where required to do so by law).

4.0  Compromise

4.1  The Parties agree and acknowledge that this Agreement is the result of a compromise and shall never be construed as an admission by either Party of any liability, wrongdoing, or responsibility on its part or on the part of its predecessors, successors, assigns, agents, representatives, parents, subsidiaries, affiliates, or their current or former officers, directors, employees, representatives, or attorneys.

5.0  Release

5.1   Executive and all his successors, assigns and heirs hereby release, forever discharge and covenant not to sue the Company, its predecessors, successors, subsidiaries, affiliates, assigns, agents, and any of their present or former directors, officers, employees or shareholders, from any and all claims, demands, damages or liability of any nature whatsoever prior to the date of this Agreement, known or unknown, which Executive has or may have, including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), claims for breach of contract or wrongful termination, claims for equity awards, claims for severance or termination pay, claims for alleged discrimination under federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Age Discrimination In Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. § 12111, et seq., and any other federal, state, foreign or local laws, statutes, regulations, or ordinances, as well as rights under any and all common law causes of action. Consistent with the terms of this Paragraph, Executive further agrees to refrain from bringing, prosecuting or arbitrating any claim, demand or cause of action, either at law or in equity, against the Company as the result of any act or omission by the Company occurring up to and including the date of his execution of this Agreement. Nothing in this Agreement alters Executive’s right to file a charge with an administrative agency for investigative purposes or other action by an agency not inconsistent with this Agreement.

5.2  The Company hereby releases and agrees not to sue Executive from any and all claims, demands, damages or liability of any nature whatsoever prior to the date of this Agreement, known or unknown, which it may have. Consistent with the terms of this Paragraph, the Company further agrees to refrain from bringing, prosecuting or arbitrating any claim, demand or cause of action, either at law or in equity, against Executive as the result of any act or omission by Executive occurring up to and including the date of his execution of this Agreement. Nothing in this Agreement alters the Company’s right to file a charge with an administrative agency for investigative purposes or other action by an agency not inconsistent with this Agreement.

5.3  Nothing in this Agreement shall prevent any Party from asserting or pursuing any claim to enforce the terms of this Agreement.

6.0  Indemnification

6.1  In the event that the Executive is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that the Executive was a director, officer, employee, or member of a committee of the Board or served any other corporation, partnership, joint venture, trust, the Executive benefit plan or other enterprise in any capacity at the request of the Company, or resulting from any of the Executive’s actions in any of the foregoing roles (a “Proceeding”) the Executive shall be indemnified by the Company and the Company shall advance the Executive’s related expenses to the fullest extent permitted by law (including without limitation, damages, costs and reasonable attorney fees), as may otherwise be provided in the Company’s Articles of Incorporation and By Laws as incurred and will start prior to any judicial preceding. The Company further covenants not to amend or repeal any provisions of the Articles of Incorporation or Bylaws of the Company in any manner which would adversely affect the indemnification or exculpatory provisions contained therein as they pertain to acts. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each indemnified party and the Executive’s heirs and representatives. If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to such person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 6.1.

6.2  If any Proceeding shall be brought or asserted against the Executive, the Executive shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Executive and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of the Executive to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Section 6, except (and only) to the extent that such failure shall have prejudiced the Company.

The Executive shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Executive unless: (1) the Company has agreed in writing to pay such fees and expenses; or (2) the Company shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to the Executive in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both the Executive and the Company, and the Executive shall have been advised by counsel that a material conflict of interest is likely to exist if the same counsel were to represent the Executive and the Company (in which case, if the Executive notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense thereof and the reasonable expense of such counsel for the Executive shall be at the expense of the Company).  The Company shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of the Executive, effect any settlement of any pending Proceeding in respect of which any Executive is a party, unless such settlement includes an unconditional release of the Executive from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Section 6, all fees and expenses of the Executive (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Executive, as incurred, within thirty days of written notice thereof to the Company (regardless of whether it is ultimately determined that an Executive is not entitled to indemnification hereunder; provided, that the Company may require the Executive to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that the Executive is not entitled to indemnification hereunder).

 7.0  Non-disparagement and Cooperation

7.1  Executive agrees that he will not make any disparaging statement or criticism concerning, or take any action which is adverse to the interests of the Company, its parents, assigns, predecessors, successors, or their current and former representatives, agents, officers, directors, and employees; nor will Executive take any action that would cause them embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute by the public or the Company’s clients, customers, employees, shareholders, agents, or vendors.

The Company agrees that it will not make any disparaging statement or criticism concerning, or take any action which is adverse to the interests of the Executive; nor will Company take any action that would cause Executive embarrassment or humiliation or otherwise cause or contribute to his being held in disrepute by the public or the Company’s clients, potential employers, customers, employees, shareholders, agents, or vendors.

7.2  For the first twelve months following the date of this Agreement, Executive agrees to respond to reasonable information requests when requested by the Company about subjects Executive worked on during his employment or consultancy requested by the Company’s President and Chief Executive Officer or his/her designee. Executive further agrees to cooperate fully with the Company to facilitate an orderly transition of his job responsibilities to a successor, and in connection with any claim, investigation or litigation in which the Company deems that his cooperation is needed. Nothing in this Agreement shall require Executive to act in an unlawful manner. Executive agrees that he shall not be entitled to further compensation for any services he performs pursuant to this cooperation clause, however, to the extent that the Company requests Executive’s cooperation, the Company shall reimburse Executive for his reasonable expenses consistent with the Company’s policy in effect at the time.

8.0  Miscellaneous

8.1  This Agreement is binding not only on the Parties themselves, but also on their successors, assigns, heirs, agents and personal representatives. The rights under this Agreement may not be assigned by either Party without the consent of the other Party.

8.2  This Agreement, along with any exhibits, constitutes the complete agreement between, and contains all of the promises and undertakings of, the Parties. It may not be revised or modified without the mutual written consent of the Parties.

8.3  Executive acknowledges and agrees that he has had sufficient time to consider this Agreement and to seek legal advice concerning its meaning.

8.4  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Rhode Island, without regard to its conflict of law provisions.

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WHEREFORE, having fully read and understood the terms of this Agreement, the Parties sign their names below with the intention that they shall be bound by it.

Technest Holdings, Inc.

/s/  Robert Tarini

By:  /s/ Joseph P. Mackin

                                                                                            Chief Executive Officer

Date:  March 13, 2006

Date:  March 13, 2006

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